Exhibit 10.21

Talecris
BIOTHERAPEUTICS

Amendment No. 4 to
Product Supply Agreement

This Amendment No. 4 (“Amendment”), effective as of November 17, 2009 (“Effective Date”), is entered into by and between Talecris Biotherapeutics, Inc. (“Talecris”), with a business address of 79 T.W. Alexander Drive, 4101 Research Commons, P.O. Box 110526, Research Triangle Park, North Carolina 27709, and Emergent Product Development Gaithersburg Inc. (“Emergent”), with a business address of 300 Professional Drive, Gaithersburg, Maryland 20879.  For the purposes of this Amendment, Emergent and Talecris shall each be deemed a “Party” and together the “Parties”.

WHEREAS, the Parties entered into that certain Product Supply Agreement, dated June 12, 2006 (as subsequently amended by the Parties, the “Original Agreement”); and

WHEREAS, the “Commercial Term” of the Original Agreement (as defined therein) is scheduled to begin on January 1, 2010 (pursuant to Section 10.01(b) thereof); and

WHEREAS, the parties wish to amend the Original Agreement to delay the commencement of the Commercial Term in order to allow the Parties to evaluate and discuss potential paths forward in light of the approaching Commercial Term;

NOW THEREFORE, for good and valuable consideration, including the promises set forth herein, the parties agree as follows:

1)
Recitals; Capitalized Terms; Controlling Effect.  The foregoing recitals are deemed to be true and accurate in all respects and are hereby incorporated into this Amendment by reference.  Capitalized terms used herein shall have the same meanings ascribed to them in the Original Agreement unless otherwise expressly defined herein.  In the event of any conflict between the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.  The Original Agreement and this Amendment are collectively referred to hereinafter as the “Agreement”.

2)	Amendment to Original Agreement.

a)	Pre-Commercial Term: Section 10.1(a) (Pre-Commercial Term) of the Original Agreement is hereby amended as follows: Delete all instances of “January 1, 2010” and replace them with “March 1, 2010”.

b)	Commercial Term: Section 10.1(b) (Commercial Term) of the Original Agreement is hereby amended as follows: Delete “January 1, 2010” and replace it with “March 1, 2010”.

3)
Incorporation of Prior Agreements. The Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose.

4)
Governing Law. This Amendment, and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the United States and the internal laws of the state of New York, without regard to conflict of law principles.

5)
Interpretation; Full Force And Effect; Counterparts. The Amendment shall be construed reasonably to carry out its intent without presumption against or in favor of either Party. The Original Agreement shall remain in full force and effect in accordance with its original terms and provisions, except as expressly modified by the terms of this Amendment.  This Amendment may be executed by the Parties hereto in one or more counterparts, all of which shall be valid and binding on the party or parties executing them and all counterparts shall constitute one and the same document for all purposes.  Each Party represents and warrants that this Amendment has been duly authorized, executed and delivered by or on behalf of such Party.

IN WITNESS WHEREOF, Emergent and Talecris have entered into this Amendment as of the Effective Date.

Emergent Product Development Gaithersburg Inc. By: /s/Kyle Keese Name: Kyle Keese Title: SVP Mfg Ops Date: 12/3/09	Talecris Biotherapeutics, Inc. By: /s/ Mary J. Kuhn Name: Mary J Kuhn Title: EVP Operations Date: 11/23/09